W.H. Brady Co.

                   Incentive Compensation Plan
                     Adopted August 1, 1993

1.   Purpose

     The purpose of this Incentive Compensation Plan (the "Plan") is to provide incentive and reward to those employees of W.H. Brady Co. and its subsidiaries (the "Company") responsible for directing functions where the decisions involved have a significant bearing on the success and profitability of the Company and who have demonstrated exceptional ability, industry and service. The Plan is to motivate individuals to maximize profitability and shareholder value through group and individual performance. The incentive reward is to be in the form of supplemental compensation in addition to the individual's regular base compensation and will vary based upon the individual's ability to affect the Company's and operating group's profitability or objectives.

2.   Participants and Eligibility Requirements

     A.   Levels of Participants

          This Incentive Compensation Plan will encompass four levels of management employees as designated by the
          President:

               Level 1   -    Chief Executive Officer
                              Chief Operating Officer
                              Other Elected Officers
                              Department Heads
                              Other Key Individuals

               Level 2   -    General Managers

               Level 3   -    Operating Management Team (OMT)
                              Members

               Level 4   -    Venture Managers

               Level 5   -    Coated Products Division GM and OMT

     B.   Basis for Determining Incentive Compensation

     The Plan for Level 1 will be based on a two part evaluation system to determine the incentive compensation. In general, an objective evaluation based on corporate financial performance will comprise 60 percent of the incentive paid, and the balance, 40 percent of the incentive will be based upon the Senior Officer's or Manager's subjective evaluation of the individual's performance against specific individual goals and accomplishments.

     The Plan for Level 2 will be based on a three part evaluation system to determine the incentive compensation. In general, an objective evaluation based on operating unit financial performance will comprise 30 percent of the incentive. An objective evaluation based on corporate financial performance will comprise 30 percent of the incentive. The balance, 40 percent of the incentive will be based upon the Senior Officer's or Manager's subjective evaluation of the individual's performance against specific individual goals and accomplishments.

     The Plan for Level 3 will be based on a three part evaluation system to determine the incentive compensation. In general, an objective evaluation based on operating unit financial performance will comprise 40 percent of the incentive. An objective evaluation based on corporate financial performance will comprise 20 percent of the incentive. The balance, 40 percent of the incentive will be based upon the Senior Officer's or Manager's subjective evaluation of the individual's performance against specific individual goals and accomplishments.

     The Plan for Level 4 will be based on a two part evaluation system to determine the incentive compensation. An objective evaluation based on corporate financial performance will comprise 25 percent of the incentive. The balance, 75 percent, will be based upon the Senior Officer's subjective evaluation of the individual's performance against specific individual goals and accomplishments.

     The Plan for Level 5 will be based on a three part evaluation system to determine incentive compensation. In general, an objective evaluation based on the matrices of IPD (1/2) and BCP (1/2) will comprise 30 percent of the incentive. An objective evaluation based on corporate financial performance will comprise 30 percent of the incentive. The balance, 40 percent of the incentive will be based upon the Senior Officer's or Manager's subjective evaluation of the individual's performance against specific individual goals and accomplishments.

     C.   Potential Incentive Payout

     The maximum annual incentive compensation shall be a percentage of the individual's Base Salary determined as follows:

          Chief Executive Officer       -    100%
          Chief Operating Officer       -     80%
          Vice Presidents               -     70%
          Director-Group Operations     -     65%
          General/Venture Managers      -     60%
          Department Heads              -     50%
          Operating Management Members  -     40%
          Other Key Individuals         -     25%

     D.   Measurement of Financial Performance

     Corporate financial performance will be based upon sales growth and net income as a percentage of sales. Operating units financial performance will be based upon sales growth and controllable contribution margin (except when noted) consistently measured across corporate, division, subsidiary or unit lines. Prior to the beginning of each fiscal year, or as soon after as possible, a matrix, similar to the schedule attached, will be prepared for each appropriate business unit and approved by the Compensation Committee of the Board of Directors.

     E.   Determination of Subjective Performance

     All of the subjective determinations will be subject to approval by the President and the appropriate Senior Manager, except that the President's will be determined by the Compensation Committee of the Board of Directors.

     F.   Termination or Transfer of Employment

     Any individual who ceases to be an employee of the Company during a fiscal year for any reason whatsoever, whether voluntarily or involuntarily, except by reason of death, total disability, retirement, or entry into the armed services, shall not be entitled to any incentive compensation. An individual who dies become totally disable, retires, or enters the armed services during a fiscal year, and who, but for such event causing termination of employment, would have satisfied the conditions for eligibility, shall be entitled to incentive compensation based on his or her aggregate Base Salary earned up to the termination of employment.

     Any individual who first becomes eligible for incentive compensation during a fiscal year, or who changes his level of management shall receive incentive compensation with respect to that fiscal year based solely upon his aggregate Base Salary received while in the position which qualifies this person as a participant.

3.   Beneficiary Designation

     An individual may designate in writing in a form satisfactory to the Company a beneficiary or beneficiaries to receive incentive compensation in the event of the individual's death, and payment by the Company in accordance with such designation shall fully discharge the Company from all liability for the amount so paid. The Company may refuse to accept any designation which contains unacceptable contingencies. If no such designation is on file with the Company at the date, the incentive compensation shall be payable to the individual's personal representative.

4.   Definitions

     As used herein, the following terms shall have the following meanings:

     A. "Base Salary" means the gross salary paid during the fiscal year while in the position eligible for incentive compensation on account of which incentive compensation is payable (before any reduction for amounts voluntarily deferred under the Four Square Plan or additional deferred compensation plans) and does not include the value of fringe benefits, director's fees, sales incentives, additional compensation under this Plan, or amounts paid in lieu of other benefits earned as, for example, amounts paid in lieu of vacation benefits.

     B. "Net Sales" means the Gross Sales less returns and allowances of the Company, Division, Subsidiary or Unit for the fiscal year computed in accordance with generally accepted accounting practices. In the event of any dispute as to the amount of Net Sales, the determination of the firm of certified public accountants then serving the Company shall be final and conclusive.

     C. "Fiscal Year" means the Company's fiscal year and shall relate to the period for which additional compensation is to be determined, although payment may be made in a subsequent fiscal year.

     D. "Net Income" means the after tax earnings of the Company for the fiscal year computed in accordance with generally accepted accounting practices. In the event of any dispute as to the amount of Net Income, the determination of the firm of certified public accountants then serving the Company shall be final and conclusive.

     E. "Controllable Contribution Margin" is the result of subtracting expenses that are controlled by the business unit from the sales that business unit generates. Expenses that are controlled by the unit are: material usage, direct labor, production overhead, engineering/R&D expense, sales/advertising expense, and administrative expense. Specifically excluded from these expenses are: fringe benefits, royalties, space charges, admin/management fees, other income or expenses. In the event of any dispute as to the amount of "Controllable Contribution Margin", the determination of the firm of certified public accountants then serving the Company shall be final and conclusive.

     F. "Cost" is the sum of material usage, direct labor, production overhead and production depreciation expenses that are controllable by a business unit.

     G.   "Cost Percent" is the result of dividing "Cost" by "Net
          Sales" (both "Cost" and "Net Sales" are defined in this Plan.

     H. "Volume Growth" is defined as the net square yards coated. It excludes all reruns, product returns, test runs, scrap and any other unusable product.

5.   Payment Date

     Additional compensation shall be paid within 60 days after the end of the fiscal year for which paid.

6.   Amendments and Termination

     The Plan may be amended or terminated by the Board of Directors at any time provided, however, that no such action which would adversely affect any individual shall be made with respect to any fiscal year after the first date thereof.

7.   Effective Date

     The Plan shall be effective as to the fiscal year beginning
     August 1, 1993.